Credit Suisse Global Small Cap Fund
Securities Purchases during an Underwriting involving
Credit Suisse Asset Management, LLC subject to Rule 10f-3 under the Investment Company Act of 1940.

For the period ended October 31, 2005


Portfolio:			Credit Suisse Global Small Cap Fund


Security:			Herbalife Ltd


Date Purchased:			12/13/2005


Price Per Share:		$30.50


Shares Purchased
by the Portfolio *:		27,100


Total Principal Purchased
by the Portfolio *:		$826,550.00


% of Offering Purchased
by the Portfolio:		.24%


Broker:				Morgan Stanley


Member:				Co-Manager